Timeline for Termination of Corporate Backed Trust Certificates,
              GE Global Insurance Note-Backed Series 2003-19 Trust


NEWS RELEASE-- IMMEDIATE

         New York, New York - May 18, 2004:  On May 17, Corporate Backed
Trust Certificates, GE Global Insurance Note-Backed Series 2003-19 Trust, which was established by Lehman ABS Corporation, announced that it must be terminated under the terms of its trust agreement. As a consequence, the sole assets of the trust, $38,000,000 principal amount of 7% Notes due 2026 issued by GE Global Insurance Holding Corporation, will be liquidated.

         Notices were sent today to the registered holders of the Class A-1 Certificates (CUSIP Number 21988K602; NYSE Listing JZI), the Class A-2 Certificates (CUSIP Number 21988KAF4), and the call warrants related to the Class A-1 Certificates and Class A-2 Certificates. Such notices informed the holders of the Class A-1 Certificates and Class A-2 Certificates that they (i) possess certain rights to receive, in lieu of any liquidation proceeds owed under the trust agreement, their pro rata portion of the underlying securities of the trust and (ii) must elect by 3:00 p.m. (New York City Time), June 1, 2004, if they wish to receive such distribution of the underlying securities. In the case of the call warrants related to the Class A-1 Certificates and Class A-2 Certificates, such notices informed the call warrant holders that they (i) possess certain call and optional exchange rights and (ii) must elect by 3:00 p.m. (New York City Time), June 1, 2004, if they wish to exercise such call and optional exchange rights.

         If the holders of the Class A-1 Certificates, Class A-2 Certificates and related call warrants do not exercise their rights described above and in the aforementioned notices, the underlying securities held by the trust will be liquidated and the proceeds will be distributed to certificateholders in accordance with the terms of the trust agreement. Sale procedures to liquidate the underlying securities are expected to begin June 2, 2004 and finish by 2 p.m. (New York City Time), June 4, 2004. The holders of the Class A-1 Certificates and Class A-2 Certificates will receive a distribution related to such liquidation shortly thereafter.








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Contact:
U.S. Bank Trust National Association     David Kolibachuk, Corporate Trust
                                         Services, 212-361-2459


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